Exhibit 10.2

April 21, 2011

Assured Guaranty Ltd.

30 Woodbourne Ave

Hamilton, Bermuda

Dear Sir/Madam:

I currently serve as Chief Financial Officer of Assured Guaranty Ltd. (the “Company”) pursuant to the terms of an employment agreement by and between myself and the Company, Assured Guaranty U.S. Holdings, Inc. and Assured Guaranty Corp., as amended and restated effective January 1, 2009 (the “Employment Agreement”).

In previous discussions with the Company regarding corporate governance, I have been asked to waive certain rights that I have pursuant to the Employment Agreement and past practices of the Company.  Effective as of the date of this letter, I hereby agree as follows:

Tax Provisions.  I agree to waive my right, pursuant Section 9(i) and Exhibit A of the Employment Agreement, to receive a gross-up payment for any taxes incurred by me pursuant to Section 4999 of the Internal Revenue Code (or for any additional taxes incurred by me because of such gross-up payment).

Change in Control Provisions.  I agree to waive (i) my right, pursuant to Section 10(f) of the Employment Agreement, to the acceleration of vesting of my stock based awards granted on or after April 21, 2011, upon a Change in Control (as defined in the Employment Agreement); and (ii) my right, pursuant to Section 10(f) of the Employment Agreement, to any salary continuation, bonus eligibility and benefits based upon my voluntary resignation (other than a Good Reason Resignation as defined in the Employment Agreement) within the twelve-month period following a Change in Control.

Except as provided in this letter agreement, the Employment Agreement remains in full force and effect.

Very truly yours,

/s/ Robert B. Mills
Robert B. Mills
Chief Financial Officer
Assured Guaranty Ltd.